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                                                                     EXHIBIT 5.1



                                  LEGAL OPINION




Stewart & Stevenson Services, Inc.
Houston, Texas

As Managing Attorney of Stewart & Stevenson Services, Inc. (the "Company"), a Texas corporation, I have reviewed the Stewart & Stevenson Services, Inc. 1993 Nonofficer Employee Stock Option Plan (the "Plan") and participated in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") with respect to 155,000 shares (the "Shares") of Common Stock, without par value, of the Company to be offered to nonofficer employees of the Company pursuant to options granted pursuant to the Plan.

It is my opinion that the Shares have been duly authorized and that, when issued upon the exercise of an option granted pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.


/s/ WILLIAM L. MOLL, JR.
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William L. Moll, Jr.
Managing Attorney
April 12, 2002